BUSINESS WIRE	DIRECT LINE NUMBER
40 EAST 52ND STREET	(212) 752-9600
NEW YORK, NY 10022

FOR IMMEDIATE RELEASE

DREYFUS MUNICIPAL BOND CLOSED-END FUNDS
ANNOUNCE TENDER OFFERS FOR OUTSTANDING
AUCTION RATE PREFERRED STOCK

NEW YORK, NY, November 28, 2017 — The Dreyfus Corporation announced today that the Board of Directors of each of the Dreyfus municipal bond closed-end funds listed below (each, the "Fund" and, collectively, the "Funds") authorized the Fund to commence a tender offer (each, a "Tender Offer") to purchase up to 100% of the Fund's outstanding auction rate preferred stock ("ARPS").

For each Fund, the Tender Offer will be at a price per share equal to 95% of the liquidation preference of $25,000 per share (or $23,750 per share), plus any unpaid ARPS dividends accrued through the expiration date of each Tender Offer, or such later date to which such Tender Offer is extended.

Fund	Ticker Symbol
Dreyfus Strategic Municipals, Inc.	LEO
Dreyfus Strategic Municipal Bond Fund, Inc.	DSM
Dreyfus Municipal Income, Inc.	DMF

It is currently anticipated that the leverage provided by any tendered ARPS would be replaced through the creation of tender option bonds ("TOBs"). Each Fund's Tender Offer is conditional upon, among other things, its creation of TOBs on terms satisfactory to the Fund.

Further information about the Tender Offers will be announced via future press releases. This announcement is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of any Fund. The Tender Offers will be made, and the holders of the Funds' ARPS will be notified, in accordance with the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and other applicable rules and regulations.

The Dreyfus Corporation, a wholly-owned subsidiary of The Bank of New York Mellon Corporation ("BNY Mellon"), serves as each Fund's investment adviser. The Dreyfus Corporation was established in 1951 and is headquartered in New York City. Additional information is available at www.im.bnymellon.com.

This press release is not a prospectus, circular or representation intended for use in the purchase or sale of Fund shares. Statements in this press release that are not historical facts are forward-looking statements. Such forward-looking statements represent the Funds' current plans based on information available at the time the statements are made. You should exercise caution in interpreting and relying on forward-looking statements, because they are subject to uncertainties and other factors which are, in some cases, beyond a Fund's control and could cause actual results to differ materially from those set forth in the forward-looking statements. Except as otherwise noted above, the Funds, The Dreyfus Corporation, and any of their affiliates, directors, employees or agents undertake no responsibility to update publicly or revise any forward-looking statements.

THIS ANNOUNCEMENT AND THE DESCRIPTION CONTAINED HEREIN IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF ANY FUND. AT THE TIME EACH TENDER OFFER IS COMMENCED, THE FUND WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) WITH RESPECT TO THE OFFER. ALL OF THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER AND HOLDERS OF THE FUNDS' ARPS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. HOLDERS OF THE FUNDS' ARPS WILL BE ABLE TO OBTAIN A FREE COPY OF EACH OF THESE DOCUMENTS (WHEN THEY BECOME AVAILABLE) AT THE FUNDS' WEBSITE AT www.im.bnymellon.com, OR BY CALLING TOLL-FREE 800-334-6899. EACH FUND'S TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) ALSO WILL BE AVAILABLE AT NO CHARGE AT THE WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV.

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